Exhibit 99.1

For Release 8:30 a.m. Eastern Monday, July 28, 2008	Company Contact:	Steve Williamson (580) 436-1234
Pre-Paid Legal Announces 2008 Second Quarter Financial Results
Membership Revenues Up 2%; Net Income Up 14% and EPS Up 26%
ADA, OK, July 28, 2008 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced financial results for the second quarter ended June 30, 2008. Membership revenues increased 2% to $109.5 million from $106.9 million for the same period last year. Net income increased 14% to $15.1 million from $13.2 million for the previous year. Diluted earnings per share for the quarter increased 26% to $1.25 per share from 99 cents per share for the prior year’s comparable quarter, higher than the net income increase, due to a 10% decrease in the weighted average number of outstanding shares.
First half 2008 membership revenues increased 4% to a record $218.5 million vs. $210.8 million for the first half of 2007. Net income for the first six months of 2008 increased 11% to $31.0 million vs. $27.9 million for the first six months of 2007. Diluted earnings per share increased 23% to $2.54 vs. $2.07. Diluted earnings per share increased more than net income due to a 9% decrease in the weighted average number of outstanding shares.
Net cash provided by operating activities for the six months ended June 30, 2008 decreased 21% to $27.7 million compared to $34.9 million for the comparable period of 2007 primarily due to the $14.6 million increase in cash taxes paid during the 2008 period. During the first six months of 2008, we returned $27.8 million to shareholders through the repurchase of 622,985 shares of common stock at an average per share price of $44.56. Since April 1999, we have returned $390.2 million to shareholders through the purchase of 13.3 million shares, average price of $29.30 per share, and $17.1 million in dividends for a combined total of $407.3 million representing more than 115 percent of our net earnings during the same timeframe. We have reduced the number of shares outstanding by approximately 50% from 23.6 million at March 31, 1999 to 11.8 million at June 30, 2008. At June 30, 2008, our total indebtedness was $73.8 million and we had unpledged cash and investment balances exceeding $55 million.
Second quarter 2008 membership fees remained consistent at $109.5 million compared to $109.1 million for the first quarter. Associate services revenues increased during the 2008 second quarter by approximately $260,000 to $6.3 million from $6.0 million for the 2008 first quarter and associate services and direct marketing expenses increased by $1.4 million during the same period. Membership benefits totaled $37.9 million in the second quarter of 2008 compared to $37.3 million for the 2008 first quarter and represented 35% and 34%, respectively, of membership fees for the two periods. Commissions to associates totaled $31.2 million in the 2008 second quarter compared to $30.8 million for the 2008 first quarter and represented 29% and 28%, respectively, of membership fees for the two periods. General and administrative expenses increased during the 2008 second quarter to $13.8 million compared to $12.6 million for the 2008 first quarter and represented 13% and 12%, respectively, of membership fees for the two periods.

The Company will conduct a conference call to present the first quarter results on Wednesday, July 30, 2008, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations’ page of www.prepaidlegal.com or may be accessed by dialing (719) 325-4879. Audio replay will be available beginning at 11:30 a.m. Eastern Time on July 30, 2008 and will run through midnight Wednesday, August 6, 2008 by dialing (719) 457-0820; passcode for the replay is 4449163. The presentation will be available on the web site indefinitely by selecting “Earnings Calls” under the “Investor Relations” section. Questions may be submitted prior to the call via email to investor@pplsi.com.
The Company expects to file its quarterly report on Form 10-Q for the three months ended June 30, 2008 later this week.
About Us — We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about us and our products can be found at our homepage at www.prepaidlegal.com.
Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to significantly increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 14 and 15 of our 2007 Form 10-K and pages 7 and 8 of our March 31, 2008 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.

PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Membership fees	$109,456	$106,936	$218,516	$210,817
Associate services	6,303	5,968	12,346	13,032
Other	1,096	1,156	2,196	2,295

	116,855	114,060	233,058	226,144

Costs and expenses:
Membership benefits	37,850	36,927	75,112	73,678
Commissions	31,196	34,243	62,020	64,775
Associate services and direct marketing	7,029	6,682	12,633	13,057
General and administrative	13,761	13,383	26,335	26,130
Other, net	2,927	3,293	7,093	7,037

	92,763	94,528	183,193	184,677

Income before income taxes	24,092	19,532	49,865	41,467
Provision for income taxes	9,036	6,353	18,867	13,560

Net income	$15,056	$13,179	$30,998	$27,907

Basic earnings per common share	$1.25	$.99	$2.54	$2.08

Diluted earnings per common share	$1.25	$.99	$2.54	$2.07

Weighted average number of shares:
Basic	12,016	13,278	12,189	13,408
Diluted	12,035	13,322	12,209	13,474

Net cash provided by operating activities	$6,833	$10,819	$27,658	$34,924
Net cash provided by (used in) investing activities	$8,526	$5,945	$(1,882)	$5,118
Net cash (used in) provided by financing activities	$(10,277)	$(16,176)	$(27,546)	$(33,878)

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